Exhibit 99.1


For Immediate Release                For additional information contact:
                                     Stan Altschuler at SGI at
                                     1-212-838-1444    or
                                     J.W. Roth, AspenBio, Inc. (303) 638-7048

   AspenBio, Inc. Announces Equity Contribution of 1,896,757 Common Shares and
                            Other Corporate Matters


Castle Rock, CO, July 21, 2004/PR News - AspenBio, Inc. (OTCBB: APNB) announced today that following its recent funding, under an agreement previously entered into with Roger Hurst, the Company's President and principal shareholder, Mr. Hurst is contributing 1,896,757 common shares he owns of the Company, back to the Company for no consideration, which will reduce the outstanding shares by that amount.

The Company also disclosed, in follow-up to earlier announcements that it continues to make progress in the development of the recombinant forms of equine and bovine LH and FSH (luteinizing hormone, follicle stimulating hormone). These products will be used for reproduction enhancement in horses and cattle. The products being developed are the subject of patented products under the license agreement signed with Washington University earlier in 2004 and patents applied for by the Company. AspenBio management believes that if these products can be successfully developed and brought to market, they potentially will represent multi-million dollar markets. Field trials are scheduled for the fall of 2004.

AspenBio, Inc. in conjunction with Merlin Labs, also continues its development efforts of the dairy cow pregnancy test (SureBred 15), which is subject to a distribution agreement with Merial (Merial is a joint venture between Merck and Aventis)


This news release includes "forward looking statements" of AspenBio, Inc. ("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.



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